EXHIBIT 99.1

SJW CORP. ANNOUNCES 2013 ANNUAL AND
FOURTH QUARTER FINANCIAL RESULTS

SAN JOSE, CA, February 20, 2014 – SJW Corp. (NYSE: SJW) today reported operating revenue for the year ended December 31, 2013 of $276.9 million versus $261.5 million for the year ended December 31, 2012, an increase of $15.4 million. The increase in revenue was attributable to $6.1 million in cumulative rate increases, $5.4 million in higher customer water usage, the net recognition of certain balancing and memorandum accounts of $1.4 million, which management has determined are probable of future recovery or refund and $1.3 million in revenue from new customers. In addition, the Company earned $1.2 million in higher revenue from real estate operations.

Water production expenses for the year ended December 31, 2013 were $120.8 million compared to $107.3 million in 2012, an increase of $13.5 million. The increase in water production expenses was attributable to $8.6 million in higher per unit costs for purchased water, groundwater extraction and energy charges and $5.2 million in higher customer water usage. These increases were offset by $275,000 in lower expenses due to an increase in the availability of surface water supply. Operating expenses, excluding water production expenses, increased $3.6 million to $102.6 million from $99 million. The increase was due to $1.9 million of higher depreciation expense, $902,000 in higher administrative and general expenses, $614,000 in higher taxes other than income taxes, and an increase of $198,000 in maintenance expenses.

Other, net includes a pre-tax gain on the sale of a real estate investment property in Connecticut of approximately $1.1 million.

The effective consolidated income tax rates were 39% and 41% for the years ended December 31, 2013 and 2012, respectively.

Net income was $22.4 million for the year ended December 31, 2013, compared to $22.3 million for the same period in 2012. Diluted earnings per share were $1.12 for the year ended December 31, 2013, compared to $1.18 per diluted share for the same period in 2012.

Fourth Quarter Financial Results

Operating revenue for the fourth quarter ended December 31, 2013 was $67.3 million versus $62.4 million for the same period in 2012, an increase of $4.9 million. The increase was attributable to $5.3 million in higher customer water usage, $1.9 million in cumulative rate increases, and $1.2 million in higher revenue from real estate operations and new customers. These increases were offset by a decrease of $3.5 million related to the year-over-year change in the net recognition of certain balancing and memorandum accounts.

Water production expenses for the fourth quarter of 2013 were $29.6 million compared to $23.1 million in 2012, an increase of $6.5 million. The increase in water production expenses was attributable to $3.5 million in higher customer water usage, $2.5 million in higher per unit costs for purchased water, groundwater extraction and energy charges, and $543,000 in higher expenses due to a decrease in the use of available surface water supply. Operating expenses, excluding water production expenses, increased $1.1 million to $26.3 million from $25.2 million. The increase was primarily due to $684,000 in general and administrative expenses, and $517,000 of higher depreciation expense, partially offset by $227,000 in lower maintenance expenses.

The effective consolidated income tax rates were 32% and 42% for the quarter ended December 31, 2013 and 2012, respectively. Income tax expense included the release of a $500,000 tax contingency reserve.

Net income was $4.7 million for the fourth quarter ended December 31, 2013, compared to $5.9 million in 2012. Diluted earnings per share were $0.23 in the quarter ended December 31, 2013, compared to $0.31 per diluted share for the same period in 2012.

Diluted earnings per share for the quarter and year-to-date ended December 31, 2013 includes the weighted average effect of 1,421,000 new shares of common stock issued in April of 2013.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Corp.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except shares and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
OPERATING REVENUE	$67,262	62,449	$276,869	261,547
OPERATING EXPENSE:
Production Expenses:
Purchased water	13,700	11,978	63,225	66,106
Power	1,883	1,354	7,619	5,796
Groundwater extraction charges	10,670	6,883	37,927	23,940
Other production expenses	3,398	2,934	12,073	11,445
Total production expenses	29,651	23,149	120,844	107,287
Administrative and general	11,429	10,745	43,714	42,812
Maintenance	3,590	3,817	13,548	13,350
Property taxes and other non-income taxes	2,548	2,452	10,317	9,703
Depreciation and amortization	8,693	8,176	35,039	33,098
Total operating expense	55,911	48,339	223,462	206,250
OPERATING INCOME	11,351	14,110	53,407	55,297
Interest expense	(4,935)	(4,997)	(19,922)	(20,185)
Other, net	472	1,131	3,034	2,748
Income before income taxes	6,888	10,244	36,519	37,860
Provision for income taxes	2,211	4,320	14,135	15,542
NET INCOME	4,677	5,924	22,384	22,318
Other comprehensive income, net	627	(53)	1,077	36
COMPREHENSIVE INCOME	$5,304	5,871	$23,461	22,354

EARNINGS PER SHARE
Basic	$0.23	0.32	$1.13	1.20
Diluted	$0.23	0.31	$1.12	1.18
DIVIDENDS PER SHARE	$0.18	0.18	$0.73	0.71
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	20,164	18,671	19,775	18,635
Diluted	20,362	18,857	19,971	18,839

SJW Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31, 2013	December 31, 2012
ASSETS
Utility plant:
Land	$10,418	10,156
Depreciable plant and equipment	1,254,586	1,166,220
Construction in progress	30,846	24,298
Intangible assets	18,341	15,561
Total utility plant	1,314,191	1,216,235
Less accumulated depreciation and amortization	415,453	384,675
Net utility plant	898,738	831,560

Real estate investments	78,477	74,232
Less accumulated depreciation and amortization	10,658	9,045
Net real estate investments	67,819	65,187
CURRENT ASSETS:
Cash and cash equivalents	2,299	2,522
Accounts receivable and accrued unbilled utility revenue	34,189	29,944
Long-lived assets held-for-sale	—	7,768
Prepaid expenses and other	3,164	2,677
Total current assets	39,652	42,911
OTHER ASSETS:
Investment in California Water Service Group	8,885	7,067
Debt issuance costs and other, net of accumulated amortization	5,176	5,226
Regulatory assets, net	83,543	130,488
Other	6,173	5,060
	103,777	147,841
	$1,109,986	1,087,499

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$10,505	9,724
Additional paid-in capital	63,017	26,117
Retained earnings	244,266	236,453
Accumulated other comprehensive income	3,387	2,310
Total shareholders' equity	321,175	274,604
Long-term debt, less current portion	334,997	335,598
Total capitalization	656,172	610,202
CURRENT LIABILITIES:
Line of credit	22,400	15,300
Current portion of long-term debt	554	5,392
Accrued groundwater extraction charge, purchased water and purchased power	7,781	5,072
Accounts payable	12,587	8,481
Accrued interest	5,369	5,355
Other current liabilities	10,504	9,507
Total current liabilities	59,195	49,107

DEFERRED INCOME TAXES AND CREDITS	142,111	149,013
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	202,303	196,743
POSTRETIREMENT BENEFIT PLANS	43,496	73,425
OTHER NONCURRENT LIABILITIES	6,709	9,009
	$1,109,986	1,087,499

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